EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference herein of our reports dated September 9, 2005, with respect to the consolidated balance sheets of Western Digital Corporation and subsidiaries as of July 1, 2005 and July 2, 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended July 1, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal controls over financial reporting as of July 1, 2005, and the effectiveness of internal controls over financial reporting as of July 1, 2005, which reports appear in the July 1, 2005, annual report on Form 10-K of Western Digital Corporation.

/s/ KPMG LLP
Costa Mesa, California
November 17, 2005